Exhibit 99.1
Risk Factors
On June 25, 2024, Ellington Credit Company (the "Company") announced that it entered into the Sixth Amended and Restated Management Agreement (the “New Management Agreement”), with Ellington Credit Company Management LLC (the “Manager”), with the New Management Agreement being effective July 1, 2024. In light of the New Management Agreement, the Company is providing certain supplemental risk factors related such New Management Agreement. Unless the context requires otherwise, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Form 10-K or the Current Report on Form 8-K to which this exhibit is attached. In addition to the below, you should read and consider the other risks, uncertainties, and factors associated with an investment in the Company, which are enumerated in Item 1A of the Company's Annual Report on Form 10-K, which can be accessed through the Company's website at www.ellingtoncredit.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors associated with an investment in the Company may be described from time to time in the other reports the Company files with the SEC, including reports on Forms 10-Q and 8-K.
There are risks and conflicts of interests associated with the Performance Fee we are obligated to pay our Manager
In addition to its Base Management Fee, our Manager is entitled to receive the Performance Fee based, in large part, upon our achievement of targeted levels of Pre-Performance Fee Net Investment Income. The Performance Fee payable to our Manager is based on our Pre-Performance Fee Net Investment Income, without considering any realized or unrealized gains or losses on our investments. As a result, (i) for quarters in which a Performance Fee is payable, such Performance Fee will exceed 17.5% of our GAAP net income if we generated net realized and unrealized losses on our investments during such quarter, (ii) our Manager could earn a Performance Fee for fiscal quarters during which we generate a GAAP net loss, and (iii) our Manager might be incentivized to manage our portfolio using higher risk assets, using assets with deferred interest features, or using more financial leverage through indebtedness, to generate more income than would be the case if there were no Performance Fee, both of which could result in higher investment losses, especially during economic downturns.
The Performance Fee is calculated quarterly, treating each quarter in isolation. As a result, the Hurdle Amount does not accumulate from quarter to quarter, and decreases in our Net Asset Value of Common Equity, such as those due to unrealized losses, will reduce the Hurdle Amount, potentially making it easier for our Manager to earn a Performance Fee. We will not have the ability to claw back, delay, or adjust the payment of any Performance Fee based on financial results in prior or subsequent quarters. In addition, over a series of quarters, if our Pre-Performance Fee Net Investment Income is positive in some quarters but negative in others, it is likely, when viewing the series of quarters as a whole, for the aggregate Performance Fee payable to our Manager to exceed 17.5% of our aggregate Pre-Performance Fee Net Investment Income.
There is also a conflict of interest related to management's involvement in many accounting determinations (including but not limited to valuations and calculations of interest income) that can affect our Performance Fee.
Finally, because the Hurdle Rate does not float with overall interest rates, an increase in interest rates will likely make it easier for Pre-Performance Fee Net Investment Income to exceed the Hurdle Amount. The Performance Fee Catch-Up feature (which provides that if the Company’s Pre-Performance Fee Net Investment Income for a quarter exceeds the Hurdle Amount for such quarter but is less than or equal to 121.21% of the Hurdle Amount, then 100% of the portion of the Company’s Pre-Performance Fee Net Investment Income that exceeds the Hurdle Amount is payable to the Manager with respect to such quarter) may also cause our Manager to capture a disproportionate share of any increase in our investment income resulting from higher interest rates.

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